Exhibit 99.1

CPI Card Group Inc. Announces Change to Virtual Annual Meeting of Stockholders

Date: May 8, 2020

Littleton, CO., May 8, 2020 -- CPI Card Group Inc. (OTCQX: PMTS; TSX: PMTS) (“CPI Card Group” or the “Company”) today announced that the location of its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed. Due to the ongoing public health impact of the COVID-19 pandemic and in order to prioritize the health and wellbeing of the Company’s stockholders, employees and other meeting participants, the Company will host its Annual Meeting solely by means of remote communication. The Annual Meeting will be held virtually via a live webcast at www.virtualshareholdermeeting.com/PMTS2020, rather than in person. As previously announced, the Annual Meeting will be held on May 27, 2020 at 8:00 a.m. Mountain Time.

Stockholders of record as of the close of business on April 3, 2020, or those who hold a legal proxy for the meeting provided by a broker, bank or nominee are entitled to participate in the Annual Meeting. Such stockholders will need the 16-digit control number found on their proxy card, voting instruction form or notice previously received. Stockholders holding shares in the name of a broker, bank or other nominee will need to contact their broker, bank or other nominee for assistance with their 16-digit control number.

The format of the Annual Meeting will ensure that stockholders are afforded the opportunity to participate in the meeting, including voting during the Annual Meeting by following the instructions available on the meeting website. Stockholders participating in the Annual Meeting will also be able to submit written questions to be addressed at the meeting, subject to the meeting’s rules and procedures for conduct.

For information regarding how stockholders may access the Annual Meeting, please also refer to the “Investor Relations” page on the Company’s website: https://investor.cpicardgroup.com/home/default.aspx. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in meeting location and may continue to be used to vote shares in connection with the Annual Meeting. If a stockholder has already voted or submitted a proxy, no additional action is required at the Annual Meeting to vote.

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization, and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

CPI Card Group Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com